EXHIBIT 10.52

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the "Agreement") is entered into as of March 31, 2005 by and among Calais Resources, Inc., a British Columbia corporation ("Calais"), Thomas S. Hendricks, president and chief executive officer of Calais ("Hendricks") and Matthew C. Witt, former chief financial officer and Secretary of Calais, former officer of various Calais subsidiaries, and a resident of Colorado ("Witt"). Each of the foregoing parties is sometimes referred to as a “Party” and are collectively referred to as the "Parties."

Recitals

A.          Certain disputes have developed among the Parties arising out of Witt's prior employment by Calais, Witt's separation of employment from Calais, certain options and benefits claimed by Witt and other matters and disagreements among the Parties.

B.          Witt and Calais have entered into two separate agreements whereby Calais granted options to Witt to purchase shares of the common stock of Calais (“Shares"), as follows:  (i) the Nonqualified Stock Option Agreement dated August 11, 2003, whereby Calais granted an option to Witt for 500,000 Shares at a price of $5.00 per Share (the "$5 Option”) and (ii) the Non-Qualified Stock Option Agreement dated August 11, 2003, whereby Calais granted an option to Witt for 500,000 Shares at a price of $3.00 per Share (the "$3 Option" and together with the $5 Option, the "Option Agreements"). Witt and Calais discussed the granting of certain additional options in December, 2004, but on the advice of Calais legal counsel, such purported grant has been rescinded and voided and Calais shall undertake a new grant of options for 400,000 Shares pursuant to this Agreement.

C.          The Parties wish to enter into this Agreement to amend the Option Agreements, to provide for a new grant of options and a transfer of options and to resolve certain disputes, claims and allegations which they have or might have against each other relating to or arising out of Witt's employment with Calais, Witt's separation of employment from Calais, the options and benefits claimed by Witt, and the transactions, communications and other dealings between the Parties prior to the date of this Agreement.

Agreement

NOW THEREFORE, in consideration of the execution of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Witt, Calais and Hendricks agree as follows:

1.             Amendment of Option Agreements. Witt and Calais hereby agree that the Option Agreements will each be amended as described in this Agreement.

(a)      Amendments to $5 Option. The $5 Option is hereby amended by re-pricing the exercise price from $5.00 per Share to $1.50 per Share, and the defined term "Exercise Price" therein shall be amended to state as follows: ""Exercise Price": $1.50 per share

(being greater than the market price on the Date of Grant)". The term of exercise of the options under the $5 Option shall be reduced from August 11, 2013 to August 11, 2008, and the defined term 'Term of the Option" therein shall be amended to state as follows: ""Term of the Option": through August 11, 2008". The amended definitions shall apply throughout the $5 Option. Section 8(a) of the $5 Option is hereby deleted and the following amended Section 8(a) is substituted therefore:

"(a)               In the event of a dissolution or liquidation of the Company, or any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, or a merger or consolidation of the Company with another entity, the options will be assumed by the successor entity and will automatically become options to purchase a proportional number of shares or other equity interests in the successor entity. The Company agrees to provide Optionee with the same notice and disclosure materials that the Company provides to holders of its common stock."

(b)          Amendments to $3 Option. The $3 Option is hereby amended by re pricing the exercise price from $3.00 per Share to $1.50 per Share, and the defined term "Exercise Price" therein shall be amended to state as follows: ""Exercise Price": $1.50 per share (being greater than the market price on the Date of Grant)". The term of exercise of the options under the $3 Option shall be reduced from August 11, 2013 to August 11, 2008, and the defined term "Term of the Option" therein shall be amended to state as follows: '"Term of the Option":  through August 11, 2008". The amended definitions shall apply throughout the $3 Option, Section 8(a) of the $3 Option is hereby deleted and the following amended Section 8(a) is substituted therefore:

"(a) In the event of a dissolution or liquidation of the Company, or any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, or a merger or consolidation of the Company with another entity, the options will be assumed by the successor entity and will automatically become options to purchase a proportional number of shares or other equity interests in the successor entity. The Company agrees to provide Optionee with the same notice and disclosure materials that the Company provides to holders of its common stock."

(c)          References to Options. Any reference to the $5 Option or the $3 Option in any other agreement, document or instrument shall hereafter be deemed to refer to such agreements as amended hereby, Calais and Witt agree that the $5 Option and the $3 Option each remain in force and effect, as amended by this Agreement.

2.             Grant of Options. Witt hereby acknowledges that the purported grant by Calais in December, 2004 of an option to purchase 400,000 Shares has been rescinded and voided by the board of directors of Calais. In consideration of the release and settlement and the other agreements by Witt herein, Calais agrees to grant to Witt an option to purchase 400,000 Shares at an exercise price of $0.35 per Share (the "New Options"). The New Options shall be exercisable through August 11, 2008 and shall not provide for any type of cashless exercise. The New Options shall be subject to the terms and conditions of a Stock Option Agreement with the same terms and conditions as the $3 Option and the $5 Option, as each is amended hereby (except that the exercise price will be $0.35 per share), to be entered into between Calais and Witt within 30 days of the date of this Agreement.

3.             Transfer of Options. Hendricks hereby agrees to transfer to Witt, whether by assignment and transfer to Witt or assignment and surrender to Calais for re-issuance, options for 500,000 Shares at a price of $0.50 per Share and with a term of exercise of five years. Such transfer of options from Hendricks to Witt shall occur promptly following the execution and delivery of this Agreement on the same terms and conditions as the $3 Option and the $5 Option, as each is amended hereby (except that the exercise price shall be $0.50 per share). In the event that tax counsel recommends to Hendricks that the 500,000 options be surrendered to Calais by Hendricks, and then re-issued to Witt on the terms provided here for assignment, Witt agrees to such resolution providing that there are no changes to the terms agreed to herein.

4.             Payment of Wages and Expenses, Calais hereby agrees to pay to Witt (a) $127,749.94 for all wages, including vacation, paid personal leave, bonus or otherwise, which are due, owing and accrued through Witt's last date of employment which was February 7, 2005, and (b) amounts owed to Witt for any Calais business expenses incurred by Witt as an employee of Calais which are substantiated by written receipts provided to Calais and are expenses of a type and nature reimbursed by Calais, which amounts shall be paid to Witt by not later than the first to occur of (i) September 15, 2005 or (ii) Calais receiving net proceeds from one or more debt financings or equity financings occurring after the date of this Agreement, individually or in the aggregate, of not less than $6,000,000 (excluding the $220,000 to be received by Calais from a third party investor substantially concurrently with Calais' delivery of this Agreement). Payment of the sums described in this Section 4 shall fulfil, satisfy and discharge all obligations of Calais to Witt with respect to, and Witt hereby waives all rights or claims to, any other or additional compensation, salary, bonus, benefits, expenses, reimbursements or other amounts. In the event that the payments described in this Section 4 are not made by Calais by the date specified herein, then Witt's waiver of rights or claims with respect to compensation and the other employment payments and benefits described herein shall become null and void and shall have no further force or effect.

5.             General Mutual Release. As a material inducement to the Parties to enter into this Agreement and to re-price the options as described in Section 1 hereof, and to Witt to waive claims he may have against Calais and to Hendricks to transfer certain options to Witt as described in Section 2 hereof; each of the Parties, as a free and voluntary act, for and on behalf of himself, itself, and each of their respective successors, heirs and assigns, hereby completely, unconditionally and forever releases, acquits, discharges and holds harmless the other Parties, and their respective subsidiaries and affiliated entities, their current and former directors, officers, shareholders, employees, agents, representatives, attorneys, successors, heirs and assigns, of and from any and all actions, causes of action, claims, counterclaims, debts, costs, expenses, fees, demands, liabilities, losses and damages of every kind and nature whatsoever, whether known or unknown, including, but not limited to those arising out of Witt's employment with Calais and any claim or demand for liability, salary, wages, bonuses, options or other compensation or under or with respect to any employment-related federal, state or local, law, statute, rule, regulation or ordinance, or which in any manner relate to or arise from any and all transactions, communications and other dealings between or among the Parties, prior to the date of this Agreement This shall be a full and final mutual release,

6.  Covenant Not to Initiate Suit or Arbitration. Each Party covenants that it will not initiate any lawsuit, arbitration or other proceeding or otherwise assert any claims, which have been released under this Agreement

7.  No Admission of Liability. Nothing contained herein, and no action taken by Calais or Witt with regard to Witt's employment by Calais, his termination of employment with Calais or the creation or performance of this Agreement shall be construed as an admission of liability as to any legal or other obligation, and no action taken by any Party in effectuating this Agreement may be used in any pending or future litigation or arbitration as an admission of liability by any Party in any respect.

8.  Attorneys' Fees. Each Party shall be responsible for its own attorney's fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement.

9.  Agreement Confidential. Except as may required by any regulatory agency having authority over any Party or except pursuant to a subpoena duces tecum or other proper order for production of information in any subsequent judicial proceeding or as required by applicable law to effectuate the purpose and terms of this Agreement each Party agrees to keep the terms and conditions of this Agreement confidential and shall not disclose this Agreement or its terms to any third parties.

10.  Non-Disparagement. Each Party agrees not to make any disclosure, issue any statement or otherwise cause to be disclosed any information that is designed, intended or might reasonably be anticipated to disparage, criticize or denigrate any other Party hereto or the business, personnel or employment practices of Calais,

11.  Calais Property. Witt represents that he possesses no property of Calais. If Witt subsequently determines that he does have any property of Calais, Witt shall immediately return the property to Calais,

12.  No Assignment of Claims. Each of the Parties represents and warrants to the other that it has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity any claims that it might have against any other Party.

13.  Agreement Binding. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, heirs and assigns.

14.  Complete Agreement; Modification; and Waiver. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of whatever kind or nature, whether oral or in writing, if any, of the Parties with respect to the subject matter of this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in a writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

15.             Review; Representation by Counsel; Etc. Each Party acknowledges and represents that:

a.          It has received a copy of this Agreement prior to the date hereof and it has fully and carefully read and considered this Agreement in its entirety prior to its execution;

b.          It has consulted with its attorneys regarding the legal effect and meaning of this Agreement and all terms and conditions hereof, its attorneys have been involved in the negotiation and preparation of this Agreement, and it is fully aware of the contents of this Agreement and its legal effect;

c.          It has had the opportunity to make whatever investigation or inquiry it deems necessary or appropriate in connection with the subject matter of this Agreement;

d.          It has not relied on any representation, either express or implied, either by statement or omission, in deciding to enter into this Agreement;

e.          It understands that this Agreement has important legal consequences; and

f.          It is executing this Agreement voluntarily and free from any undue influence, coercion, duress or fraud of any kind.

16.             Execution. This Agreement may be executed in two or more counterparts, all of which shall constitute an original, and all of which together shall constitute one and the same document Execution of this Agreement shall be deemed to have taken place in Denver, Colorado. The Parties shall accept facsimile signatures as original signatures.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

CALAIS RESOURCES, INC.

By:

Name:

Title:

/s/ Matthew C. Witt
Matthew C. Witt

________________________________
Thomas S. Hendricks